Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION
OF
NICOLET BANKSHARES, INC.

The following restated articles of incorporation of Nicolet Bankshares, Inc., duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation and any amendments thereto.

I. PURPOSE

The Corporation is organized under the Wisconsin Business Corporation Law. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wisconsin Business Corporation Law. The following amended and restated articles of incorporation supersede and take the place of the existing articles of incorporation and any amendments thereto.

II. NAME

The name of the Corporation is Nicolet Bankshares, Inc.

III. CAPITAL STOCK

(1) Authorized Capital. The total number of shares of capital stock which the Corporation is authorized to issue is Seventy Million (70,000,000) shares, divided into Sixty Million (60,000,000) shares of Common Stock, $0.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, no par value.

(2) Rights of Common Stock. The rights and preferences of shares of Common Stock are as follows:

(a) Voting. Except in the election of directors, as provided in Article VI of these Articles, each share of Common Stock shall be entitled to one vote on all matters to be voted on by shareholders.

(b) Dividends. The Board of Directors, in its discretion, may declare and authorize payment of cash dividends on the Common Stock at such times as it deems appropriate. The Corporation may issue any type of share dividend.

(c) Other. The Board of Directors may, from time to time, prior to the issuance of shares, establish a series of Common Stock, having such preferences and rights as it may deem reasonably necessary to achieve legitimate corporate objectives, and may take such other action as allowed in Wis. Stat. § 180.0602(1) as amended from time to time.

(3) Rights of Preferred Stock. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Wisconsin, to establish the number of shares to be included in each series, and to fix the designation, relative rights, preferences, and limitations of all shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) Number of Shares. The number of shares constituting that series and the distinctive designation of that series.

(b) Dividends. The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from what date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series.

(c) Voting. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights.

(d) Conversion. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate.

(e) Redemption. Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption.

(f) Sinking Fund. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund.

(g) Liquidation, Dissolution or Winding Up. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, and the relative rights of priority.

(h) Other. Any other relative rights, preferences, and limitations of that series.

IV. NO PRE-EMPTIVE RIGHTS

No holders of any stock of the Corporation shall have any pre-emptive or other subscription, purchase or conversion rights of any kind, nature, or description whatsoever with respect to any unissued stock or of any additional stock issued by reason of any increase of the authorized capital stock of this Corporation, or bonds, certificates of indebtedness, debentures, or other securities whether or not convertible into stock of the Corporation.

V. REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Wisconsin is 111 North Washington Street, Green Bay, Wisconsin 54301. The name of its registered agent at such address is H. Phillip Moore, Jr., email address: generalcounsel@nicoletbank.com.

VI. INCORPORATOR

The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Robert Klingler	Nelson Mullins Riley & Scarborough LLP
Atlantic Station, Suite 1700
201 17th Street NW
Atlanta, GA 30363

This document was drafted outside of Wisconsin.

VII. DIRECTORS

(1) Number and Tenure of Directors. The board of directors of the Corporation shall consist of not less than two nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors then in office. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified.

(2) Election of Directors. In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.

VIII. DURATION

The Corporation shall have perpetual existence.

IX. MERGERS

The approval of: (i) any merger or share exchange of the Corporation with and into any other corporation for which the approval of the Corporation’s shareholders is required pursuant to the Wisconsin Business Corporation Law, or (ii) any sale, lease, exchange, or other disposition of substantially all of the assets of the Corporation to any other corporation, person, or other entity for which the approval of the Corporation’s shareholders is required pursuant to the Wisconsin Business Corporation Law, shall require either:

(1)The affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote on the transaction under the provisions of the Wisconsin Business Corporation Law; or

(2)The affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote on the transaction under the provisions of the Wisconsin Business Corporation Law.

X. CONSTITUENCIES

The Board of Directors, when evaluating any offer of another party to do any of the following:

(1) make a tender offer or exchange offer for any equity security of the Corporation;

(2) merge, effect a share exchange or otherwise combine the Corporation with any other corporation; or

(3) purchase or otherwise acquire all or substantially all of the assets of the Corporation;

shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (i) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary stock of the Corporation is charged with providing support to and being involved in the communities it serves); and (ii) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then-estimate of the future value of the Corporation as an independent entity.